UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported):  June 6, 2008

IOMEGA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12333	No. 86-0385884
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10955 Vista Sorrento Parkway, San Diego CA	92130
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (858) 314-7000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the Merger (as defined below), on June 9, 2008, Iomega Corporation, a Delaware corporation (“Iomega,” “we” or “us”), notified the New York Stock Exchange of our intent to remove our common stock, par value $0.03-1/3 per share (the “Common Stock”) from listing on the New York Stock Exchange and requested that the New York Stock Exchange file a delisting application with the Securities and Exchange Commission to delist and deregister the Common Stock.

Item 3.02.                  Unregistered Sales of Equity Securities.

On June 9, 2008, in accordance with the terms of the previously announced Agreement and Plan of Merger, dated as of April 8, 2008 (the “Merger Agreement”), by and among Iomega, EMC Corporation (“EMC”) and Emerge Merger Corporation, a wholly owned subsidiary of EMC (“Merger Sub”), Merger Sub exercised its option (the “Top-Up Option”) to purchase directly from us 42,046,099 Shares (as defined below) (the “Top-Up Shares”) at a price of $3.85 per Share (the “Offer Price”), the same amount paid for each Share tendered and accepted for payment by Merger Sub pursuant to its previously announced tender offer (the “Offer”) to purchase all of our outstanding shares of Common Stock, including the rights associated with the Common Stock (the “Rights”) issued pursuant to the rights agreement, dated as of July 29, 1999, as amended, between Iomega and American Stock Transfer and Trust Company (such Common Stock, together with the associated Rights, the “Shares”). Of this purchase price, $5,395,916.03 was paid in cash (which cash amount represents in aggregate the sum of the par value of each purchased Share) and $156,481,565.12 was paid by delivery of a one-year promissory note bearing interest at the rate of 5% which may be prepaid anytime in advance of the due date at Merger Sub’s option. The purchase of the Top-Up Shares, when combined with the Shares purchased in the Offer, was sufficient to give Merger Sub aggregate ownership of more than 90% of our outstanding Shares. At the time of the exercise of the Top-Up Option, Merger Sub was a direct wholly owned subsidiary of EMC.

The Top-Up Shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act.

Item 5.01.                  Changes in Control of Registrant.

In connection with the closing of the Offer that expired at 5:00 p.m., Boston, Massachusetts time, on Friday, June 6, 2008, on June 6, 2008, Merger Sub acquired 45,536,839 Shares, which represented approximately 83%, or 77% on a fully-diluted basis, of the outstanding Shares, at the Offer Price.

On June 9, 2008, as described above under Item 3.02, Merger Sub exercised the Top-Up Option and acquired an additional 42,046,099 Shares and shortly thereafter, Merger Sub merged with and into Iomega in a “short form” merger under Section 253 of the Delaware General Corporation Law (the “Merger”), with Iomega surviving the Merger as a wholly owned subsidiary of EMC (the “Surviving Corporation”). In connection with the Merger, at the effective time of the Merger (the “Effective Time”), (a) each Share (other than Shares held by Iomega or in its treasury or by EMC, Merger Sub or any other wholly owned subsidiary of EMC) was converted into the right to receive the same $3.85 in cash per Share as was paid in the Offer, without interest and (b) each outstanding option to purchase Common Stock under any Iomega stock plan was assumed by EMC and now represents an option to purchase a number of shares of common stock of EMC, at a price per share, calculated in accordance with the terms of the Merger Agreement. Immediately upon the Merger, Iomega became a direct wholly owned subsidiary of EMC.

Holders of Shares that did not tender their Shares in the Offer and that comply with the applicable statutory procedures under Section 262 of the Delaware General Corporation Law (the

“Appraisal Provisions”), will have certain rights to demand appraisal of their Shares. Stockholders will receive from Iomega additional information with respect to the Appraisal Provisions and the procedures for exercising appraisal rights under the Appraisal Provisions.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time became the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time became the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws, or as otherwise provided by applicable law.

Item 5.03.                  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Merger Agreement, at the Effective Time, Iomega’s Certificate of Incorporation, as in effect immediately prior to the Effective Time, was amended and restated in its entirety, and such amended and restated certificate of incorporation became the Certificate of Incorporation of the Surviving Corporation. A copy of the Restated Certificate of Incorporation of Iomega is filed as Exhibit 3.1 hereto and incorporated herein by reference.

In addition, pursuant to the Merger Agreement, at the Effective Time, the Bylaws of Iomega, as in effect immediately prior to the Effective Time, were amended and restated in their entirety, and such amended and restated Bylaws became the Bylaws of the Surviving Corporation. A copy of the amended and restated Bylaws of Iomega is filed as Exhibit 3.2 hereto and incorporated herein by reference.

Item 9.01.                  Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Iomega Corporation, dated June 9, 2008.

3.2	Amended and Restated Bylaws of Iomega Corporation, dated June 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOMEGA CORPORATION

By:	/s/	Paul T. Dacier
	Name:	Paul T. Dacier
	Title:	President

Date: June 10, 2008